XI. Code of Ethics:

CODE OF ETHICS
ADAGIO CAPITAL MANAGEMENT LLC

I. INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all employees of the Company and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the Company's. This Code of Ethics applies to all "Access Persons" (defined below).  Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients.

For purposes of this policy, the following words shall mean:

"Access Persons" means all employees, directors, officers, partners or members of the Company, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients' purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or the portfolio holdings of an affiliated (investment) company. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

"Advisory Client" means any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment adviser, renders investment advice or makes investment decisions.

"Code" means this policy as supplemented by other policies and procedures contained in the Company's Compliance Manual.

"Reportable Securities" means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund, and (iv) units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

As fiduciaries, all Access Persons must at all times:

1. Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of a Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically, compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company's fiduciary duties.

B. Appendices to the Code. The Code shall be supplemented by the Compliance Manual in its entirety, specifically including, without limitation, the following Sections, each of which is specifically included in the Code by reference.

1. Section V: Fiduciary Capacity;
2. Section X. Principal/Agency Transactions;
3. Section XII: Trading/Prohibited Transactions;
4. Section XIII: Personal Securities Transactions; and
5. Section XIV: Insider Trading.

II. OTHER DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with the Company, Access Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

2. Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3. Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

C. Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D. Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E. Reporting, Review and Recordkeeping. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The CCO shall maintain in the Company's files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons' written acknowledgement of receipt of the Code, (iv) copies of the quarterly and annual compliance certificates required by the Code.

F. Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

G. Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

H. Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with the Company that evidences his or her receipt of this Code of Ethics and submit a complete report of the Access Person's securities holdings. See Exhibit XIII-B.  All Access Persons shall submit to the CCO, no later than 30 days after the close of each quarter, in the form proscribed by the Company for this purpose, a list of all personal transactions in Reportable Securities. During the month of February, all Access Persons will be required to certify on the Annual Certification of Compliance With the Code of Ethics form attached to this Section XI as Exhibit XI-A.

Exhibit XI-A

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY'S PERSONAL
SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that during the year ended as of the date written below, in accordance with Section XIII:  Personal Securities Transactions of the Compliance Manual and the Company’s Code of Ethics:

1. I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

2. I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from preclearance or for which I have received an exception in writing from the CCO.

3. I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

4. I have complied with the Code of Ethics in all other respects.

_____________________________________________
Signature
_____________________________________________
Print Name
Dated: _________________________________, 200_

XIII.	Personal Securities Transactions

A.
Purpose.  The following procedures are designed to assist the CCO in detecting and preventing breaches of the Company's fiduciary duties to its clients (inadvertent or otherwise) and avoiding potential conflicts of interest with clients, in connection with the Company's employees' personal trading activities.

B.	Personal Trading Accounts and Reports.

1.
Upon receipt of this Compliance Manual, each of the Company's employees shall be required to identify to the CCO all brokerage and commodities trading accounts that constitute proprietary accounts with respect to the employee.  The form to be used for this purpose is attached as Exhibit XIII-A.

a.	For purposes of this policy, they refer to the following defined terms:

(i)  “Employee” means (i) each person who, in connection with his or her regular functions or duties on behalf of the Company or any of its affiliates, or as a result of his or her ownership or control of the Company (whether or not such person is an employee of the Company), makes, participates in or obtains information concerning securities transactions contemplated, proposed or made for the Company’s clients, (ii) each member of the immediate family of such person, and (iii) each person to whom such person contributes support.

(ii)  “Proprietary account” means a securities investment or trading account in which an employee has an interest or over which an employee exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Company or its employees.

(iii)  “Security” means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts, securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public or a private placement, but does not include shares of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with the Company, securities issued by the government of the United States, bankers’ acceptances, bank certificates of deposit or commercial paper.

2.
Not later than 10 days after becoming an employee of the Company, the employee must provide to the Company an Initial Holdings Report disclosing the title, number of shares and principal amount of each security in which the new employee has (or had when the person became an employee), any direct or indirect beneficial ownership and the name of any broker, dealer or bank with which the new employee maintained an account in which any securities were held for his or her direct or indirect benefit as of the date the person became an employee.  The form of the Initial Holdings Report is attached as Exhibit XIII-B or a copy of the employee’s brokerage statement(s) may suffice.

3.
Thereafter, Employees must advise the Company and receive authorization before opening any new brokerage or commodities accounts.  Notice shall be given to, and authorization received from the CCO in accordance with the procedures set forth in this policy.

4.
Each Employee shall arrange for duplicate copies of all trade confirmations and all brokerage statements relating to proprietary accounts to be sent promptly and directly by the brokerage firm or other financial institution where the account is maintained to the Company, to the attention of the CCO.  In the alternative, employees may close all proprietary accounts and trade only through a proprietary account at the Company's prime broker if the employee authorizes the prime broker to provide such information to the Company.

5.	In addition, each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

6.
For each securities trade by an employee for which a confirmation is not available, the employee is responsible for promptly providing the CCO with the date, security, nature of the transaction, price, parties and brokers involved in the transaction.

7.	Prior to arranging a personal loan with a financial institution that will be collateralized by securities, an employee must obtain the approval of the CCO.

8.
Annually, each employee is also required to certify to the Company that he or she has complied with all of the Company’s policies and procedures during the period and must provide the Company with a report disclosing all securities in which the employee has any direct or indirect beneficial ownership interest and the names of all brokers, dealers or banks where such securities are held.  In the alternative, the employee may certify that all such information is contained in the account statements and confirmations provided to the Company during the period and that as of the date of the certification all such information is accurate and complete.  If such information is incomplete or inaccurate as of the date of the certification, the employee must update or correct the information.  The form to be used for this purpose is attached as Exhibit XIII-C.

C.
Review of Personal Trading Information.  All confirmations, statements and other information will be reviewed to monitor compliance with this policy.  The Company reserves the right to require the employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper.  The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

D.	Client Priority.

1.
Employees of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

●
Contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

●	Knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

●	Using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

●
Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

2.	Clients must always receive the best price, in relation to employees, on same day transactions. See also, Section XII: Trading/Prohibited Transactions.

E.
Front-Running.  Without the prior written approval of the CCO, no employee may execute a transaction in a security for a proprietary account if the employee is aware or should be aware that an order for a client account for the same security, same way, remains unexecuted or the Company is considering same way trades in the security for client accounts.  Transactions in options, derivatives or convertible instruments for a proprietary account that are related to a transaction in an underlying security for a client account (“inter-market front running”) are subject to the same restrictions.

F.
Restricted List.  Certain transactions in which the Company engages may require, for either business or legal reasons, that any client accounts or proprietary accounts do not trade in certain securities for specified time periods.  A security will be designated as “restricted” if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Company’s “restricted list” will be maintained by the CCO.  It generally will not be circulated. It is the employee’s responsibility to determine whether a security is on the Company’s restricted list prior to the execution of any security transactions.

G.	Personal Trading Approvals.

1.
  No trading transactions for proprietary accounts may be effected without the prior approval of the CCO, and any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. The CEO must similarly approve any trade by the CCO.  A Personal Securities Trading Request Form should be used for this purpose in the Form attached to this policy as Exhibit XIII-D.  The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.  Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the employee within 24 hours of the verbal notification.

2.
When any employee recommends that a security be bought or sold for a client account, such employee must disclose to the CCO if a position in that security is then held in the employee’s proprietary account. As long as an employee has provided all positions held to the CCO and the security purchased does not have a material impact on the security price, such disclosure is not necessary.  The CCO may restrict such Employee from buying or selling the position from any proprietary account until a specified period of time after the orders for client accounts have been filled and there is no buying or selling program in progress.

H.
Principal Transactions.  Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

I.
Private Placements.  No Employee may acquire, directly or indirectly, beneficial ownership of any security in a private placement without the prior approval of the CCO.  A Personal Securities Trading Request Form should be used for this purpose (Exhibit XIII -D). The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

J.
Initial Public Offerings. No employee may acquire, directly or indirectly, beneficial ownership of any security in an initial public offering without the prior approval of the CCO. A Personal Securities Trading Request Form submitted for this purpose should be submitted to the CCO before the Employee places an indication of interest in the initial public offering with a broker (Exhibit XIII-D).  The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

K.
Manipulative Practices.  Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a client account or a proprietary account:

●	engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

●
engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited.  Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

EXHIBIT XIII-A

Adagio Trust Company
730 Sandhill Road, Suite 310
Reno, NV 89521

Attention: CCO

Attached is a complete and accurate list of all accounts with any brokerage firm or financial institution through which any Securities may be purchased or sold, held in my name or the name of any of my spouse, my minor children, relatives living with me, and persons to whom I contribute support, or in which any of such persons has a direct or indirect beneficial interest, or over which any of such persons has discretionary investment authority, or for which any of such persons participates, directly or indirectly, in the selection of securities.

I understand that you require this list to monitor my compliance with the policies and procedures of the Company, relating to insider trading, fiduciary duties to clients and other securities laws.  I agree to notify the Company and obtain its consent before opening any new account that falls within the description above.  I further agree to direct all brokerage firms or other financial institutions identified on the attachment to furnish the Company with copies of all brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.
Signed:

Print Name:
Date:

LIST OF SECURITIES AND COMMODITIES ACCOUNTS

AS OF _____________, _____
FOR
_______________________

[Name of Employee]

Registered In The Name of:	Financial/Brokerage Institution	Account Number

Continue on a second page if necessary. If none, initial here: _____________.

EXHIBIT XIII-B

XXX Capital, LLC
XXXXXXXXXXXXXXX
XXXXXXXXXXXXXXX

Attention: CCO

Re: Initial Holdings Report

Attached is a complete and accurate list of (i) the title, number of shares and principal amount of each security in which I, each member of my immediate family and each person to whom I contribute support have any direct or indirect beneficial ownership interest or over which I or any such person have or has any control or provides any investment advice, (ii) the name and address of all brokers, dealers, banks or other institutions where such securities are held and (iii) the corresponding account numbers.  This information is current, as of the date I became an Employee of the Company, which was _.

Date:

Print Name:

INITIAL HOLDINGS REPORT

FOR
_______________________

[Name of Employee]

AS OF _____________, _____

[Date of Employment]

Securities Owned	Financial/Brokerage Institution Where Securities Are Held	Account Name and Number

EXHIBIT XIII-C

CERTIFICATE OF COMPLIANCE

I hereby certify that, since the date on which I received a copy of the Policies and Procedures of ADAGIO CAPITAL MANAGEMENT LLC relating to Personal Securities Transactions and Insider Trading and, or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all such policies and procedures applicable to me.

In particular, I have disclosed to the Company the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I, my spouse, any of my minor children, any relatives living with me and any person to whom I contribute support, have or has any direct or indirect beneficial interest or over which I or any such person have or has any control or provides any investment advice, and I have disclosed to the Company all transactions in such accounts through the date of this certification.  If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed:
Print Name:
Date:

EXHIBIT XIII-D

ADAGIO CAPITAL MANAGEMENT LLC/TRUST CO. Personal Trade Request Form

Employee Name                                                                                                                                                                Date

Employee Signature

□ Purchase                        (Check One)
□ Sale

Stock to be Traded

Expected Number of Shares                                                                                                                               Expected Price

Stock Symbol

Has Security Been Purchased/Sold for Client Account?
□ No
□ Yes.............................................................................................If yes,	client name
client name
client name
client name

If yes, is the requested purchase/sale being the same day?
□ Yes
□ No

If yes, is the requested purchase expected to be at abetter price than the clients received?
□ Yes    If Yes, explain

□ No

Authorized by:

_______________________________	__________
CCO, Adagio Trust Company	Date